LEHMAN BROTHERS

Press Release
______________________________________________________________________________


For Immediate Release                             Media Contact:  Hannah Burns
                                                                  212-526-4064
                                                                  Kerrie Cohen
                                                                  212-526-4092


                      LEHMAN BROTHERS NAMES DAVE GOLDFARB
                         CHIEF ADMINISTRATIVE OFFICER

NEW YORK, November 29, 2004 - Lehman Brothers, the global investment bank, today announced that Dave Goldfarb has been named Chief Administrative Officer. Mr. Goldfarb will report to the Firm's President and Chief Operating Officer Joseph M. Gregory.

As Chief Administrative Officer, Mr. Goldfarb will continue to be responsible for Finance, Risk Management and Investor Relations and, in addition, will oversee Strategy, Technology and Operations, Corporate Communications and Corporate Real Estate. Mr. Goldfarb will also now manage the day-to-day operations of the Corporate Advisory Division, with Thomas A. Russo Vice Chairman and Chief Legal Officer, continuing in his overall responsibility for the Corporate Advisory Division. Christopher M. O'Meara, currently the Firm's Global Controller, will become Chief Financial Officer and will report to Mr. Goldfarb.

Commenting on the appointment, Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, "Dave's track record and accomplishments as the Firm's Chief Financial Officer position him well to take on his new role and expanded responsibilities. Dave has made important contributions to building our strategic and financial strength, and I know the Firm will continue to benefit from Dave's ongoing leadership as CAO."

                                    -more-
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                                                                Goldfarb/pg. 2

Mr. Goldfarb joined Lehman Brothers in 1993 after 14 years in Ernst & Young's Financial Services practice, where he was a partner. He became the Firm's Global Controller in 1995. In 1998, he was named Chief Financial Officer of Lehman Brothers Inc. and in April 2000, he became Chief Financial Officer of Lehman Brothers Holdings Inc. Mr. Goldfarb has been a member of the Firm's Executive Committee since 2002.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and wealth and asset management services. The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products and recruitment opportunities, visit our Web site at www.lehman.com.

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